PRESS RELEASE

COMPANY CONTACT:                          EDITORIAL CONTACT:
Gary Larson                               Christina Carrabino
Aehr Test Systems                         Financial Relations Board
Tel: 510.623.9400  Fax: 510.623.9450      Tel: 415.986.1591  Fax: 415.986.5113

                             AEHR TEST SYSTEMS ADOPTS
                              SHAREHOLDER RIGHTS PLAN

      Fremont, California, March 5, 2001 -- The Board of Directors of Aehr Test Systems today announced that it has adopted a Shareholder Rights Plan and declared a dividend distribution of one Preferred Shares Purchase Right on each outstanding share of the Company's Common Stock. The Rights are designed to assure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of the Company without paying all shareholders the fair value of their shares, including a "control premium." The Plan was not adopted in response to any specific proposed attempt to acquire the Company.

      Each right will entitle shareholders to buy 1/1000th of a share of the Company's Series A Participating Preferred Stock at an exercise price of $35.00. The Rights will become exercisable following the tenth day after a person or group acquires 20% or more of the Company's Common Stock or the tenth business day (or such later date as may be determined by the Board of Directors) after a person or group announces commencement of a tender or exchange offer, the consummation of which would result in ownership by the person or group of 20% or more of the Common Stock. The Company will be entitled to redeem the Rights at $0.001 per Right at any time on or prior to public announcement that a person or group has acquired beneficial ownership of 20% or more of the Company's Common Stock.

      If, prior to redemption of the Rights, a person or group acquires 20% or more of the Company's Common Stock, each Right not owned by a holder of 20% or more of the Common Stock will entitle its holder to purchase, at the Right's then current exercise price, that number of shares of Common Stock of the Company (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a market value at that time of twice the Right's exercise price. If, after a person or group acquires 20% or more of the Company's Common Stock, the Company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the obligations under the Rights and the Rights will become exercisable to acquire Common Stock of the acquiring person at the discounted price. At any time after an event triggering exercis-ability of the Rights at a discounted price and prior to the acquisition by the acquiring person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than those owned by the acquiring person or its affiliates) for Common Stock of the Company at an exchange ratio of one share of Common Stock per Right.

      The dividend distribution will be made on April 2, 2001 payable to shareholders of record on April 2, 2001. The Rights will expire on April 3, 2010.